Exhibit 10.7
ShoreTel, Inc.
July 14, 2004
Mr. John W. Combs
Dear John:
     On behalf of the Board of Directors of ShoreTel, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth in this letter agreement (the “Agreement”).
     1. Position. Commencing on July 19, 2004 (the “Commencement Date”), you will be employed by the Company full time as its President and Chief Executive Officer (“CEO”), and you will report to the Board of Directors of the Company (the “Board”). You will have overall operating responsibility for the day-to-day management of the Company. You will also be appointed to the Board during the term of your employment as CEO. Beginning on the Commencement Date, you will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of your employment. The Company acknowledges that you are currently on the board of directors of the following companies: Long Board Inc., Stratex Networks (STXN) and Infosonics (IFO). There is a possibility that over time Long Board Inc. could evolve into a competitor of the Company. You agree to resign your board seat with Long Board Inc., should the board of directors of the Company feel that a competitive conflict exists in the future.
     2. Compensation and Benefits.
     (a) Salary. Your initial starting base annual salary will be Two-Hundred Seventy-Five Thousand Dollars ($275,000). Starting in the quarter immediately following the Company’s achievement of two (2) consecutive quarters of cash flow positive operations, your base salary will be increased to Three-Hundred Twenty-Five Thousand Dollars ($325,000). Thereafter, your base salary will be reviewed annually by the compensation committee of the Board. Your base salary will be payable in accordance with the Company’s normal payroll practices, with such payroll deductions and withholdings as are required by law.
     (b) Bonus. You will be eligible to receive annual objective-based incentive bonuses based on criteria established by the Board. The first year of your employment with the Company your target incentive bonus will be equal to fifty-five percent (55%) of your then current annual base salary (the “First Bonus”). The criteria and objectives for the First Bonus will be established by the Board, in consultation with you, within one hundred and twenty (120) days from your Commencement Date. The second year of your employment with the Company your target incentive bonus will be equal to sixty-five percent (65%) of your then current annual base salary (the “Second Bonus”). The third year of your employment with the Company your target incentive bonus will be equal to seventy-five percent (75%) of your then current annual base salary (the “Third Bonus”). The fourth year of your employment with the Company your target incentive bonus will be equal to eighty-five percent (85%) of your then current annual base salary (the “Fourth Bonus”). The criteria and objectives applicable to your Second, Third and Fourth Bonus will be established by the Board within thirty (30) days of the anniversary date of your employment with the Company for the preceding year of employment (for example, the criteria and objectives for the Second Bonus will be established within thirty (30) days following your first anniversary of employment with the Company). Your eligibility to receive the First, Second, Third and Fourth Bonus are conditioned on your satisfying the criteria and objectives as are established by the Board. The First, Second, Third and Fourth Bonuses are payable as soon as is administratively practicable following the anniversary date to which such bonus relates (for example, the Second Bonus would be paid following the second anniversary of the Commencement Date) and are subject to payroll deductions and withholdings as are required by law. Following the Fourth Bonus, your annual incentive bonus, if any, will be determined by the Board.
     (c) Benefits. You will be eligible for normal vacation, health insurance, 401(k) and other benefits offered to Company’s previous CEO.
     (d) Travel From Southern California and Company Provided Apartment. In connection with your duties as CEO, the Company will (i) reimburse you or pay on your behalf the cost of two (2) round trip business class airline tickets per seven (7) day period to and from the Bay Area to your home in Southern California, as actually taken; and (ii) provide you with use of an apartment located near the Company’s headquarters during your service. In addition, your reasonable and customary travel expenses will be reimbursed by the Company in accordance with its reimbursement policies. You agree to work to minimize these expenses by purchasing air travel in advance, minimizing the use of rental cars, dining at reasonably priced restaurants, and the like. Should you and the Board determine that it is in the best interests of the Company that you relocate your primary residence from Southern California to Northern California, then the Company would reimburse you for your actual and reasonable direct moving expenses, grossed up to cover your state and federal personal income taxes on such reimbursed amount.
     (e) Annual Physical. The Company will pay on your behalf the cost of one annual physical at Scripps Medical Center located in Southern California.
     3. Stock Option. In connection with the commencement of your employment, the Company will grant you, subject to approval by the Board, an option to purchase a number of shares of Company common stock equal to seven percent (7%) of the “fully diluted capitalization of the Company” (the “Option”), at an exercise price equal to one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant. For these purposes, the “fully diluted capitalization of the Company” will equal all outstanding shares of stock of the Company on an as-converted basis as of the Commencement Date, including options granted pursuant to Company equity incentive plans (including, without limitation, the

Company’s 1997 Stock Option Plan) and including the Option. The Option will vest over four (4) years as follows: 12.5% of the total number of shares subject to the Option will vest on the six (6) month anniversary of the Commencement Date and thereafter 2.0833% of the total number of shares subject to the Option will vest monthly thereafter, subject to your continued employment or service to the Company. Notwithstanding the foregoing, in the event of a Change in Control during the first six (6) months of your employment with the Company, (i) the vesting applicable to your Option will accelerate as to twenty-five (25%) of the total shares subject to your Option or (ii) you will receive a Seven-Hundred and Fifty-Thousand Dollar ($750,000) cash payment, less applicable withholdings, whichever of the amounts in (i) or (ii) is of greater value. In determining which of the values in (i) and (ii) is greater, the value in (i) will be deemed to equal the difference between the consideration payable with respect to shares of Company Common Stock held by Company optionees in the Change in Control and the exercise price of your Option will be multiplied by the number of shares subject to your Option that would accelerate as a result of the Change in Control.
     4. Employment and Termination. Your employment with the Company will be at-will and may be terminated by you or by the Company at any time for any reason as follows:
          (a) You may terminate your employment upon written notice to the Board for “Good Reason,” as defined below (an “Involuntary Termination”);
          (b) You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”);
          (c) The Company may terminate your employment upon written notice to you at any time following a determination that there is “Cause,” as defined below, for such termination (“Termination for Cause”);
          (d) The Company may terminate your employment upon written notice to you at any time without Cause for such termination (“Termination without Cause”);
          (e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of one hundred eighty (180) consecutive days or one hundred eighty (180) days in the aggregate in any twelve (12) month period.
     5. Definitions. As used in this Agreement, the following terms have the following meanings:
     (a) “Good Reason” means without your written consent (i) a change in your title of CEO or a material reduction in your duties or responsibilities that is inconsistent with your position, provided that a change in your title CEO following a Change in Control (as defined below) shall not constitute Good Reason so long as you retain substantially the same duties and responsibilities and are the general manager or chief executive of a division or subsidiary that constitutes substantially the business of the Company following the Change in Control, or (ii) a material reduction in your annual base salary or target bonus (other than in connection with a general decrease in the salary or target bonus of all executives of the Company).

     (b) “Cause” means your (i) gross negligence or willful misconduct after a demand for substantial performance is delivered to you which specifically identifies the manner in the Company believes you have engaged in gross negligence or willful misconduct and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct in the performance of your duties; (ii) commission of any act of fraud, gross misconduct or dishonesty with respect to the Company; (iii) conviction of, or plea of guilty or “no contest” to, a felony or a crime involving moral turpitude; (iv) material breach of any proprietary information and inventions agreement with the Company or any other unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) failure to follow the lawful directions of the Board after receiving written notification of such failure from the Board and a reasonable opportunity to cure such failure. For clarity, the Company’s failure to meet any targeted or projected operational metrics specified by the Board (e.g., revenue levels, profitability and the like) shall not in and of itself constitute a “failure to follow lawful directions of the Board” under the immediately preceding clause (v).
     (c) “Change in Control” means an Ownership Change Event (as defined below) or a series of related Ownership Change Events (collectively the “Transaction”) wherein the shareholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporations, as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related and its determination shall be final, binding and conclusive. For purposes of this subsection (c), an “Ownership Change Event” means, with respect to the Company, any of the following: (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.
     6. Separation Benefits. Upon termination of your employment with the Company for any reason, you will receive payment for all unpaid salary and vacation accrued as of the date of your termination of employment, and your benefits will be continued under the Company’s then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, and in all events conditioned upon your (i) executing and not revoking a release and waiver of claims in favor of the Company, its officers and directors and stockholders in a form acceptable to the Company; and (ii) your continued adherence to any confidentiality and assignment of inventions agreement between you and the Company you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation (except as may otherwise be expressly provided for pursuant to this Agreement), award or damages with respect to your employment or termination.
          (a) In the event of your Voluntary Termination or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of any Company equity awards, including Company stock options.
          (b) In the event of your Termination without Cause or your Involuntary Termination, you will be entitled to (i) monthly continuation of your then-current base salary for a period of twelve (12) months (but no bonus payment), (ii) monthly reimbursement of COBRA premium payments (provided you timely elect COBRA continuation coverage), for a period of twelve (12) months and (iii) twelve (12) months’ accelerated vesting of your Option, all as measured from the date of such termination. The benefits provided for in this subsection (b) shall only be applicable in respect of any Termination without Cause or any Involuntary Termination that occurs after the first sixty (60) day period following the Commencement Date.
          (c) In the event of your Involuntary Termination or Termination without Cause within six (6) months following a Change in Control, provided such Change in Control does not occur during the first six (6) months of your employment with the Company, in addition to the payment under Section 6(b) above (but excluding the acceleration provided for in 6(b)(iii)), you will be entitled to accelerated vesting of one hundred percent (100%) of the then-unvested shares subject to your Option. In all events, even if your Involuntary Termination or Termination without Cause does not occur within such six (6) month period following a Change in Control, you will nonetheless be entitled to accelerated vesting of one hundred percent (100%) of the then-unvested shares subject to your Option effective at the end of such six (6) month period following a Change in Control if you have remained employed with the Company or its successor during that six (6) month period.
     7. Confidential Information and Invention Assignment Agreement. On or prior to the Commencement Date, you will sign the Company’s standard form of Invention Assignment and Confidentiality Agreement, a copy of which is attached to this letter. Nothing in this Agreement alters the terms and conditions of that Invention Assignment and Confidentiality Agreement.
     8. Arbitration. The parties agree that any dispute regarding the interpretation or enforcement of this Agreement shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services (“JAMS”) under the then existing JAMS rules rather than by litigation in court, trial by jury, administrative proceeding or in any other forum.
     9. Miscellaneous.
          (a) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.
          (b) Entire Agreement. This Agreement, including the attached exhibits, if any, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.

          (c) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.
          (d) Notices. Notices hereunder must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to Company in writing. Notices to Company will be addressed to its Chairman of the Board at Company’s corporate headquarters.
          (e) Waiver. No provision of this Agreement will be modified or waived except in writing signed by you and an officer of Company duly authorized by the Board. No waiver by either party of any breach of this agreement by the other party will be considered a waiver of any other breach of this Agreement.
          (f) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.
     10. Acceptance. This offer will remain open until 5:00 p.m., Pacific Standard Time, on July 14, 2004. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Agreement and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

     We look forward to the opportunity to welcome you to the Company.

Best regards,

/s/ Seth Neiman

On Behalf of
ShoreTel, Inc.
Accepted:
July 31, 2004

/s/ John W. Combs

John W. Combs

Cc:	Board of Directors, ShoreTel, Inc. Daniel A. Dorosin, Esq.